Exhibit 99.2

FOR IMMEDIATE RELEASE
JUNE 30, 2008

CHINA YONGXIN PHARMACEUTICALS SIGNS EXCLUSIVE FRANCHISE AGREEMENT WITH MULTI-BILLION DOLLAR DRUG CHAIN

CHANGCHUN, China & LOS ANGELES – June 30, 2008 – China Yongxin Pharmaceuticals  Inc. (OTCBB: CYXN), a leading manufacturer, distributor and retailer of pharmaceuticals in Northeastern China, today announced that it has signed a 10-year franchise agreement with one of the world’s largest drug chains in the world, based out of the United States.  The agreement will enable the Company to operate drug chain stores in Jilin Province under this drug chain’s brand name, which cannot be named at this time due to competitive reasons.

Under the terms of the agreement, China Yongxin will have exclusive rights to this brand in Jilin Province, which includes the City of Changchun and has a total population of more than 27 million. China Yongxin will convert one half of its existing Jilin Province stores (87 at the end of 2007) to branded-stores during the first three years of the contract, as well as operating at least half of its new stores under this brand. During 2008, China Yongxin expects to have at least eight branded-stores in operation, either through conversions or new store openings.

The contract with this multi-billion dollar drug chain gives China Yongxin the marketing power of a globally recognized brand and one of the world’s leading pharmacy franchisors.  Coupled with China Yongxin’s plans to expand its presence in additional Chinese provinces, the agreement helps confirm its status as one of the fastest-growing retail drug store chains in China.

Yongxin Liu, China Yongxin Pharmaceutical’s Chairman and CEO, commented, “The decision by our new partner to choose our company to represent its brand of retail drug stores, beginning with Jilin Province, testifies to the industry’s recognition and acceptance of our company’s proven model of vertical integration and  aggressive, yet systematic growth.  We believe that the ongoing expansion of our retail drug chain stores, wholesale distribution and manufacturing subsidiaries should position us as one of the fastest-growing players in one of the world’s largest drug and pharmaceutical markets in the world.”

To be added to China Yongxin Pharmaceuticals' investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Yongxin Pharmaceuticals

China Yongxin Pharmaceuticals Inc. (OTCBB: CYXN) was founded in 1993 as the Changchun Yongxin Dirui Medical Co., Ltd. (Yongxin), a wholesale drug distributor. Its products include Chinese traditional medicines, Chinese traditional medical teas, chemical pharmaceutical preparations, natural health products, healthy food, cosmetics, and medical equipment. It began retail operations in 2004 and, in 2005, gained franchise rights from one of the world’s largest drug chains for China’s Jilin Province. By the end of 2007, the Company had become one of the fastest growing pharmaceutical companies in China through its retail chain of 87 drug outlets as well as wholesale distribution and manufacturing operations in Northeastern China.

Forward Looking Statements: This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. The forward-looking statements are also identified through the use of words “believe,” enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from these forward-looking statements as a result of a number of risk factors detailed in the Company’s periodic reports filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. China Yongxin Pharmaceutical Inc. does not assume any duty to publicly update or revise the material contained herein.